SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) December 2, 2014

Reynolds American Inc.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	1-32258	20-0546644
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Main Street,

Winston-Salem, NC 27101

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: 336-741-2000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 2, 2014, Thomas R. Adams, Executive Vice President and Chief Financial Officer of Reynolds American Inc., referred to as RAI, presented to the Board of Directors of RAI, referred to as the Board, his notice of resignation as Chief Financial Officer of RAI, effective upon the close of business on February 28, 2015, and indicated that he was planning to retire as an employee of RAI later in 2015. Mr. Adams also serves as the Executive Vice President, Chief Financial Officer and Chief Information Officer of RAI Services Company, a subsidiary of RAI that provides certain services to RAI and its operating companies through services agreements and referred to as RAISC, and also will resign from those roles effective upon the close of business on February 28, 2015.

At its December 4, 2014 meeting, the Board accepted Mr. Adams’ resignation as Chief Financial Officer of RAI, effective upon the close of business on February 28, 2015. A copy of Mr. Adams’ resignation letter is attached to this Current Report on Form 8-K as
Exhibit 99.1.

Also at its December 4, 2014 meeting, the Board appointed Andrew D. Gilchrist as Executive Vice President and Chief Financial Officer of RAI, effective March 1, 2015. Mr. Adams will begin transitioning the role of RAI’s Chief Financial Officer to Mr. Gilchrist in January 2015 to ensure a smooth transition. Mr. Gilchrist, age 42, has served as Executive Vice President of RAI since October 2014; and served as Executive Vice President and Chief Commercial Officer of R. J. Reynolds Tobacco Company, the largest of RAI’s operating companies and referred to as RJRT, from January 2011 to October 2014; as Executive Vice President and Chief Financial Officer of RJRT and Executive Vice President and Chief Information Officer of RAISC from January 2010 to January 2011; as Executive Vice President, Chief Financial Officer and Chief Information Officer of RJRT from July 2008 to January 2010; and in various other senior management roles after joining RAI in 2004. Prior to 2004, Mr. Gilchrist held various positions with British American Tobacco p.l.c., referred to as BAT, and its subsidiary Brown & Williamson Tobacco Corporation, now known as Brown & Williamson Holdings, Inc. and referred to as B&W. Mr. Gilchrist also will assume the roles of Executive Vice President, Chief Financial Officer and Chief Information Officer of RAISC, effective March 1, 2015.

In connection with the foregoing appointment, at its December 4, 2014 meeting, the Board approved, based upon the recommendation of the Board’s Compensation and Leadership Development Committee, effective January 1, 2015, an increase to Mr. Gilchrist’s annual base salary from $637,600 to $675,000 and an increase in his target long-term incentive opportunity under the Amended and Restated Reynolds American Inc. 2009 Omnibus Incentive Compensation Plan from 3.0 to 3.25 times his annual base salary.

At its December 4, 2014 meeting, the Board also accepted the previously announced resignation of Neil R. Withington, effective immediately upon the conclusion of the Board’s meeting on that date. Mr. Withington has served as a Class III Director on the Board since July 30, 2004, as a designee of B&W, a subsidiary of BAT, under the terms of the governance agreement, dated July 30, 2004, as amended, among RAI, B&W and BAT, referred to as the governance agreement.

Additionally, on December 4, 2014, the Board elected Ricardo Oberlander, a Management Board Director of BAT and designee of B&W under the terms of the governance agreement, to serve on the Board as a Class III Director, effective immediately upon the conclusion of the Board’s meeting on that date. Mr. Oberlander is the Regional Director of BAT’s Americas Region, and Chairman of the Board of BAT’s subsidiary in Brazil, Souza Cruz.

Under the terms of the governance agreement, B&W has the right, based on its current ownership of approximately 42% of RAI common stock, to designate five people for nomination to the Board; following the December 4, 2014 election of Mr. Oberlander as a Director, the Board is comprised of 12 Directors. At this time, B&W has designated four RAI Directors. In addition to Mr. Oberlander, the other current RAI Directors who have been designated by B&W pursuant to the governance agreement are: Ronald S. Rolfe (a Class I Director), John P. Daly (a Class II Director) and Martin D. Feinstein (a Class III Director). Each class of RAI Directors serves a staggered three-year term, with the term of the Class I, Class II and Class III Directors ending generally on the date of the RAI annual shareholders’ meeting held in 2017, 2015 and 2016, respectively. Mr. Oberlander’s initial term as a Class III Director, however, is scheduled to expire on the date of RAI’s 2015 annual shareholders’ meeting because under the law of North Carolina (the state in which RAI is incorporated), the term of a director elected to fill a vacancy will expire at the next shareholders’ meeting at which directors are elected (notwithstanding that the term of the other Directors in that same class is not yet scheduled to expire).

In consideration for the Board service of Mr. Oberlander, age 51, who is a full-time employee of a BAT subsidiary, RAI will pay BAT the amount of $306,436 per year; that amount is in lieu of any other compensation (other than the reimbursement of certain expenses) to which Mr. Oberlander otherwise would be entitled in his capacity as a member of the Board. Mr. Oberlander has entered into an indemnification agreement with RAI, the same indemnification agreement which RAI offers to all of its executive officers and directors. The form of such indemnification agreement was filed as Exhibit 10.1 to RAI’s Current Report on Form 8-K dated February 1, 2005.

A copy of the press release announcing the foregoing is attached to this Current Report on Form 8-K as Exhibit 99.2.

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits.

The following are furnished as Exhibits to this Current Report on Form 8-K.

Number	Exhibit

99.1	Letter from Thomas R. Adams, dated December 2, 2014

99.2	Press Release of Reynolds American Inc., dated December 4, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REYNOLDS AMERICAN INC.

By:	/s/ McDara P. Folan, III
Name:	McDara P. Folan, III
Title:	Senior Vice President, Deputy General Counsel and Secretary

Date: December 5, 2014

INDEX TO EXHIBITS

Number	Exhibit

99.1	Letter from Thomas R. Adams, dated December 2, 2014

99.2	Press Release of Reynolds American Inc., dated December 4, 2014